Exhibit 10.1
TERMINATION OF LEASE AGREEMENT

THIS TERMINATION OF LEASE AGREEMENT (this “Agreement”) is made and entered into as of 9/7/2022, by and between COUSINS FUND II PHOENIX III, LLC, a Delaware limited liability company, as landlord (“Landlord”), and ZIPRECRUITER, INC., a Delaware corporation, as tenant (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Commercial Lease dated November 8, 2016, as amended by that certain First Amendment to Commercial Lease dated August 31, 2017 and that certain letter from Landlord dated September 24, 2019 exercising its termination option with respect to the Expansion Premises (as amended, collectively, the “Lease”), for the lease to Tenant of that certain office space consisting of 27,135 RSF, which is the entire 2nd floor of the Building (the “Demised Premises”) located in the office building known as Hayden Ferry Lakeside – Phase III and located at 40 East Rio Salado, Tempe, Arizona 85281 (the “Building”); and

WHEREAS, the orderly expiration date of the Lease is January 15, 2023; and

WHEREAS, Landlord is willing to terminate the Lease in accordance with the terms and conditions hereinafter set forth; and

NOW, THEREFORE, for and in consideration of the promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, the parties hereto agree as follows:

1.Incorporation. The recitals hereinbefore set forth are incorporated by reference and made a part hereof as fully as if repeated verbatim. The terms of the Lease referred to above are incorporated by reference and made a part fully as though repeated herein verbatim.

2.Termination. Subject to Paragraphs 5, 7 and 13 below, the Lease shall be deemed terminated and canceled effective as of 11:59 p.m., Arizona standard time, on October 31, 2022 (the “Termination Date”). Such termination shall occur with the same effect as if the Termination Date were the normal expiration date of the Lease. Except as otherwise provided herein, Landlord and Tenant acknowledge and agree that Landlord’s and Tenant’s obligations arising prior to the Termination Date (including, but not limited to Tenant’s obligation to pay all monthly Rent, to and including the Termination Date) and Landlord’s and Tenant’s remedies for any default by the other regarding such obligations shall continue in full force and effect until fully satisfied. In addition, any obligation of Landlord or Tenant which would have survived the natural expiration of the Lease (other than reconciliations as set forth below) shall survive the termination of the Lease and this Agreement. Notwithstanding the foregoing, Landlord and Tenant each agree to waive any adjustments made in connection with the reconciliation of Tenant’s Additional Rental and Tenant’s obligation to pay Additional Rent and shall continue to be in the currently charged amounts through the Termination Date (i.e., they will not be increased or decreased).

Exhibit 10.1
3.Surrender of the Demised Premises. Within five (5) days following the Termination Date (the “Surrender Date”), Tenant shall remove from the Demised Premises all personal property and movable trade fixtures, which list of items includes those items listed on Exhibit A attached hereto and incorporated herein regardless of whether Licensee is still within the Demised Premises, and shall remove all signage and, to the extent Licensee is out of the Demised Premises, all trash and debris and leave in broom clean condition and shall repair any damage to the Demised Premises caused by such removal by Tenant; provided, however, Tenant shall not be required to remove any cabling within the Demised Premises. Any personal property of Tenant remaining in the Demised Premises after the Surrender Date shall be deemed abandoned and can be removed by Landlord, at Tenant’s sole cost and expense, or permanently retained and used by Landlord at no cost to Landlord, and Tenant represents and warrants to Landlord that all such personal property in the Demised Premises is free and clear of any liens, security interests, or encumbrances. Tenant shall not have the right to assert against Landlord a claim either for the value, or the use, of any such property, either as an offset against any amount of money owing to Landlord or otherwise. Subsequent to the Surrender Date, Tenant will have no further right of possession or re-entry of the Demised Premises and subsequent to the Termination Date will have no interest or rights with respect to any rentals or other considerations received by or due and owing to Landlord from any other person or entity in connection with or in consideration of Landlord’s reletting or delivery of the Demised Premises to such person or entity. This provision shall survive the termination of the Lease. The provisions of this Paragraph 3 shall supersede any law purporting to restrict the rights granted to Landlord herein. Landlord has inspected the Demised Premises, as of the Effective Date and shall accept the Demised Premises in its current as-is condition, and any need for repairs and/or restoration arising after the Effective Date, not caused by Tenant, shall be Landlord’s responsibility.

4.Holdover. After the Termination Date, Landlord shall have the absolute right to possess the Demised Premises, free from interference from Tenant, except as provided in Paragraph 3 above. If Tenant remains in possession of the Demised Premises after the Termination Date, except as provided in Paragraph 3 above, its occupancy of the Demised Premises shall be unauthorized and unlawful. Notwithstanding anything to the contrary herein or in the Lease, in the event Licensee remains in the Demised Premises following the Termination Date, Landlord shall be solely responsible for causing Licensee to vacate the Demised Premises on a timely basis and Tenant shall not be responsible for the same.

5.Termination Fee. Tenant shall pay to Landlord a termination fee in the amount of One Hundred Thirty Thousand Three Hundred Eighty-Nine and 33/100ths Dollars ($130,389.33) (the “Termination Fee”), in immediately available funds such as official bank checks. Such sum shall be due and payable within five (5) business days following Landlord’s and Tenant’s mutual execution and delivery of this Termination Agreement. In the event any portion of the Termination Fee is not paid when due, interest and late fee processing charges will be added in accordance with Section 37 of the Lease. The obligation to pay such charges and any other sums due under the Lease prior to the Termination Date shall expressly survive the termination of the Lease. Landlord and Tenant acknowledge and agree that the damages which Landlord will suffer as a result of the early termination of the Lease are difficult to

Exhibit 10.1

ascertain and that the Termination Fee is a reasonable pre-estimate of such damages and not a penalty.

6.Letter of Credit. Landlord shall return the Letter of Credit to Tenant within thirty (30) days after the Termination Date in accordance with the terms of Section 8(d) of the Lease.

7.Conditions Precedent. This Agreement shall be subject to and conditioned upon the following express conditions precedent being timely met: (a) the surrender of the Demised Premises by Tenant in accordance with the terms of the Lease and this Agreement on or before the Termination Date; and (b) the payment of the Termination Fee. If any applicable condition precedent is not met, then Landlord may, with written notice to Tenant, declare that this Agreement is null and void as if it never existed, in which event the Lease shall remain in full force and effect as written, but Tenant’s right to possession of the Demised Premises shall remain terminated.

8.Mutual Release by Parties; Covenant Not to Sue.

a.Effective as of the Termination Date, Landlord and Tenant each fully and forever release, remise, acquit and discharge the other and its respective officers, directors, agents, shareholders and employees of and from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, charges, judgments, executions, losses and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, which they may have had against the other, now have or can, shall or may have for or by reason of any matter, cause or thing whatsoever arising out of or in any way connected with the Lease. Notwithstanding the foregoing, Landlord’s release of Tenant as contained in this Paragraph shall be contingent upon Tenant’s fulfillment of all obligations set forth in this Agreement, including, but not limited to, the obligation to pay Rent under the Lease through the Termination Date. In the event that Tenant breaches any term or condition contained herein, Landlord’s release of Tenant as contained herein shall be void.

b.Tenant hereby covenants that it shall never sue further, or otherwise prosecute in any way Landlord with respect to any and every claim, suit, debt, due, sum of money, account, covenant, contract, controversy, agreement, promise, demand, damage, action or cause of action released or forever discharged in Paragraph 8(a) above; provided, however, if Landlord breaches any term or condition contained herein, Tenant’s convent not to sue Landlord as contained in this sentence shall be void. Landlord hereby covenants that it shall never sue further, or otherwise prosecute in any way Tenant with respect to any and every claim, suit, debt, due, sum of money, account, covenant, contract, controversy, agreement, promise, demand, damage, action or cause of action released or forever discharged in Paragraph 8(a) above; provided, however, if Tenant breaches any term or condition contained herein, Landlord’s covenant not to sue Tenant as contained in this sentence shall be void.

9.Tenant Warranty. Except for the License, Tenant hereby represents and warrants to Landlord that there has been no assignment or other transfer or disposition by it of

Exhibit 10.1

any interest in the Lease or in any of the claims, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, demands, damages, actions or causes of action released or forever discharged in Paragraph
8.b. above.

10.No Liens. Except for the License, Tenant warrants and represents that it has not in any manner made, done, committed, executed or permitted or suffered any act, deed, matter or thing whatsoever, whereby the Lease, the Demised Premises or the Building, or any part thereof, in whole or in part shall in any way be charged, effected, transferred, assigned, liened, conveyed (for collateral or otherwise) or encumbered.

11.Clawback. The Parties understand and acknowledge that, in the event that any transfer or payment made in connection with this Agreement is avoided or recovered in any subsequent proceeding involving or relating to Tenant, then, in such event, Landlord shall be restored, and shall have the benefit of, all rights and interests held by Landlord prior to such payment or transfer. Tenant hereby agrees to defend, indemnify and hold Landlord harmless in connection with any attempt to set aside, recover, rescind, or require Landlord to return any such payment or transfer made in connection with this Agreement.

12.Right to Show. Subject to the terms of the License, Landlord shall have the right to show the Demised Premises to prospective tenants or existing tenants in the Building at any time prior to the Termination Date, and will use reasonable efforts to notify Tenant verbally or in writing forty-eight (48) hours in advance with a minimum notice of twenty-four (24) hours of any such showing.

13.Recording. In the event the Lease or a Memorandum of Lease has been filed of record in the real estate records affecting the Demised Premises, Tenant agrees to cooperate with Landlord to execute any and all agreements to effect the cancellation or termination of same of record.

14.Authority. It is expressly understood and agreed and the parties hereby represent, covenant and warrant that each signature appearing on this Agreement is authorized, genuine and is freely, knowingly and willfully affixed and that each of the undersigneds have the power, right and authority to execute this Agreement and to carry out the intent thereof, and that the execution and delivery of this Agreement shall not violate or contravene any agreement, under which any party is bound or which requires a consent of any other person.

15.No Modification. This Agreement can be modified only in writing signed by the parties. The parties expressly agree that any verbal modification shall be of no force and effect. The party alleging modification of this Agreement shall have the duty to produce the written modification signed by the other party.

16.Governing Law. The parties agree to waive all defenses related to personal jurisdiction, venue, forum non conveniens, in any action involving this Agreement brought in the courts in the State of Arizona located in the county or other jurisdiction where the Building is located.

Exhibit 10.1

17.Binding Effect. This Agreement shall be binding on and shall inure to the benefit of all parties hereto, their respective heirs, executors, administrators, legal representatives, successors and assigns.

18.Severability. In the event that any provision of this Agreement or the application thereto to any person, entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the other persons, entities, circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

19.Entire Agreement. The parties acknowledge that this Agreement constitutes the entire Agreement between the parties relating to the within subject matter and that there are no agreements, understanding, restrictions, warranties, representations or covenants between the parties relating to the Lease other than those set forth in this Agreement.

20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed original, and all of which together shall constitute one and the same instrument. Landlord and Tenant agree that facsimile and electronic signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto. All parties to this Agreement intend to be bound by the signatures on the faxed or e-mailed document, are aware that the other party or parties will rely on the faxed or e-mailed signatures.

21.Notices. Any notices required hereunder shall be sent in the same manner, upon the same terms as are required by the Lease as follows:

Notices to Landlord:    Cousins Fund II Phoenix III, LLC
c/o Cousins Properties 3344 Peachtree Road NE Suite 1800
Atlanta, GA 30326
Attn: Corporate Secretary

With a copy to:    Cousins Fund II Phoenix III, LLC c/o Cousins Properties
60 East Rio Salado Parkway Suite 502
Tempe, Arizona 85281
Attn: Senior Property Manager

Notices to Tenant:    ZipRecruiter, Inc.
604 Arizona Avenue Santa Monica, CA 90401 Attn: Legal Department

Exhibit 10.1

22.Existing License. Landlord acknowledges that the Demised Premises is encumbered by that certain License Agreement dated May 17, 2022 by and between Tenant and Moov Technologies Inc., a Delaware corporation (“Licensee”), for the license of the Demised Premises, which expires on October 31, 2022 (the “License”).

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Exhibit 10.1

IN WITNESS WHEREOF, this Agreement has been executed under seal by Landlord and Tenant through their duly authorized officers as of the date first written above.

LANDLORD:

COUSINS FUND II PHOENIX III, LLC,
a Delaware limited liability company

By: /s/ Jarett Brock
Jarett Brock
Vice President & Managing Director

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Exhibit 10.1

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TENANT:

ZIPRECRUITER, INC.,
a Delaware corporation

By: /s/ Ryan Sakamoto
Name: Ryan Sakamoto
Title: General counsel

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